Exhibit 99.2

Hepion Pharmaceuticals’ Phase 2 ‘ALTITUDE-NASH’ Trial Achieves Primary and Secondary Endpoints, Including Improvement in Liver Function and Multiple NASH Biomarkers

- Improvements in physiologic liver function and key NASH biomarkers including ALT, ProC3, PIIINP and ELF -

- Results reinforce rencofilstat’s direct antifibrotic mode of action; increases confidence for reductions in fibrosis in ongoing Phase 2b ‘ASCEND-NASH’ paired biopsy trial -

EDISON, N.J., May 22, 2023 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on artificial Intelligence (“AI”)-assisted therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”), fibrotic diseases, hepatocellular carcinoma (“HCC”), and other chronic diseases, today announced positive topline results from its recently completed Phase 2 ALTITUDE-NASH clinical trial.

ALTITUDE-NASH met its primary endpoint by demonstrating improved physiologic liver function and was well tolerated after four months of treatment in subjects with stage 3 or greater fibrosis based on the AGILE 3+ criteria. Several additional secondary endpoints were also met, including reductions in the liver injury biomarkers, alanine and aspartate transaminases (“ALT” and “AST”); and multiple fibrosis-associated biomarkers, including ProC3 (procollagen 3 C-terminal peptide), PIIINP (procollagen 3 N-terminal peptide), TIMP1 (tissue inhibitor of metalloproteinase-1), hyaluronic acid, and enhanced liver fibrosis (“ELF”) scores (composite of PIIINP, TIMP1, and hyaluronic acid). These observations build on similar findings from a shorter Phase 2a trial and reinforce rencofilstat’s direct antifibrotic mode of action and increases the confidence for reductions in fibrosis in Hepion’s ongoing Phase 2b ASCEND-NASH paired biopsy trial.

“We are thrilled that the ALTITUDE-NASH trial met both its primary efficacy and safety endpoints, in particular with the 225 mg rencofilstat dose showing the greatest benefit to liver function and multiple NASH-associated biomarkers,” said Todd Hobbs, MD, Hepion’s Chief Medical Officer. “This trial was designed to inform us on how well rencofilstat improves hepatic function in those with significant impairment and risk for complications from their advanced NASH. Further, it provided an opportunity to evaluate data generated from different doses of rencofilstat. I am very pleased with the research team and the ALTITUDE-NASH sites that quickly recruited this study. Our improved understanding of which subjects best respond to rencofilstat can be immediately applied to increase the likelihood of success of our larger and longer ASCEND-NASH paired biopsy trial.”

Primary Endpoint: Four Measures of Liver Impairment Significantly Improved Compared to Baseline with Four Months Rencofilstat 225 mg Treatment

The HepQuant SHUNT Test was used in this study under an FDA-issued Investigational Device Exemption (IDE). The SHUNT Test is a minimally invasive test that tracks changes in the degree of liver function impairment and was used to determine four key measures: HepQuant DSI™ (Disease Severity Index) score, which primarily reflects hepatocyte function; SHUNT, which reflects the impact of micro-architectural changes, such as fibrosis on blood flow through the liver; HepQuant HR™ (Hepatic Reserve); and RISK ACE, which reflects the annual risk of a patient developing an adverse clinical outcome (Table 1). Rencofilstat met the primary endpoint and lowered mean DSI score in all doses, with rencofilstat 225 mg treatment over 4 months resulting in statistically significant decreases in DSI (mean Δ = -1.62 units; p<0.05), SHUNT% (mean Δ = -2.8%; p<0.05), HR% (mean Δ = 3.9%; p<0.01), and RISK ACE (mean Δ = -1.2 events per 100 patient-years; p<0.001) compared to baseline; and 61% of subjects in the 225 mg rencofilstat arm had a DSI improvement of >2.0 points (p<0.05). In HepQuant’s research, improvements from baseline, especially for high DSI scores that decrease by 2.0 points or more, are associated with clinically significant reductions in risk for liver related complications, including esophageal varices and encephalopathy.

Table 1: HepQuant Test Results in All Subjects with Paired Data (n=61)

	All Doses	75 mg	150 mg	225 mg

	% of Subjects with a 2-point or Greater Decrease in DSI
	32.8 (20/61)	26.1 (6/23)	15.0 (3/20)	61.1 (11/18)§

	Mean Difference from Baseline to Day 120
BMI (kg.m-2)	-0.04	0.21	-0.09	-0.31
DSI (score)	-0.55	-0.41	0.24	-1.62*
SHUNT (%)	-1.7*	-2.1	-0.2	-2.8*
HR (%)	1.3	1.4	-1.1	3.9**
RISK ACE (Events per 100 patient-years)	-1.2***	-1.5	-0.8***	-1.2***

*p < 0.05; **p < 0.01; ***p < 0.001; paired t-test, no correction for multiple comparisons

§Chi-Square p < 0.05

In subjects with the most advanced functional impairment, four measures of liver impairment significantly improved compared to baseline with rencofilstat treatment for 4 months, independent of dose.

To address the potential of rencofilstat for patients with the most advanced functional impairment and greatest risk of disease progression, an analysis was conducted on the 34 subjects with DSI>17 or SHUNT%>25 as research indicates these subjects are at high risk for hepatic complications (Table 2). In this subgroup, independent of rencofilstat dose, statistically significant decreases at Day 120 compared to baseline were again observed for DSI score (mean Δ = -1.30 units; p<0.05), SHUNT% (mean Δ = -3.4%; p<0.01), HR% (mean Δ = 2.9%; p<0.05), and RISK ACE (mean Δ = -1.6 events per 100 patient-years; p<0.01). The large reduction in SHUNT% suggests alleviation of micro-architectural defects as anticipated from an antifibrotic agent and suggests that rencofilstat may be most effective in patients with more severe liver impairment.

Table 2: HepQuant Test Results in Functionally Impaired Subjects with Paired Data (n=34)

	All Doses	75 mg	150 mg	225 mg

	% of Subjects with a 2-point or Greater Decrease in DSI
	41.2 (14/34)	50.0 (6/12)	16.7 (2/12)	60.0 (6/10)

	Absolute Change from Baseline to Day 120
BMI (kg m-2)	0.17	0.16	0.35	0.00
DSI (score)	-1.30*	-2.05	-0.17	-1.76*
SHUNT (%)	-3.4**	-5.8*	-1.0	-3.4
HR (%)	2.9*	4.6	-0.4	5.0*
RISK ACE& (Events per 100 patient-years)	-1.6**	-2.3	-1.0**	-1.5***

*p < 0.05; **p < 0.01; ***p < 0.001; paired t-test, no correction for multiple comparisons

Secondary Endpoints: Fibrosis- and Injury-Associated Biomarkers Improved with all Doses of Rencofilstat, with the Greatest Reductions Observed with the 225 mg Arm

Multiple biomarkers related to fibrosis were improved following four months of treatment with rencofilstat: ProC3, PIIINP, TIMP1, and hyaluronic acid. ELF scores were similarly improved by rencofilstat. Robust reductions in ALT and AST were also observed with all doses of rencofilstat, with the greatest reductions seen in the 225 mg rencofilstat dosing arm. Incremental dose-response patterns were observed for most of the biomarkers, and in all cases the largest reductions from baseline for each of the biomarkers occurred in the 225 mg rencofilstat group (Table 3).

Table 3: Percent Change from Baseline in Key NASH Biomarkers After Four Months Treatment with Rencofilstat

All Subjects: Safety Population	75 mg rencofilstat n=23	150 mg rencofilstat n=21	225 mg rencofilstat n=21
	%Change	%Change	%Change
ALT	-3.37*,****	-13.01*,**	-21.63*,**
AST	4.54*,**	-8.64*,**	4.68*
ProC3	-6.47	-11.12*	-9.58*,****
PIIINP	2.75	-0.47*	-5.6*
TIMP1	3.76	30.5	-3.9
Hyaluronic acid	11.67	-13.18*	-10.67*
ELF score	1.03*	3.85*,**	-2.51*,**

*Different from Baseline p < 0.001, Friedman ANOVA, **Different from 75 mg Dose p< 0.01,

***Different from 150 mg Dose, ****All Doses p < 0.001.

Rencofilstat 225 mg in high-risk population led to the greatest improvements in NASH biomarkers.

Additional analyses were performed on the approximate one-third of subjects with elevated baseline ProC3, which assesses the formation of type III collagen and indicates both severity and activity of disease. Because Pro-C3 is a measure of collagen cleavage during active fibrinogenesis, subjects with high ProC3 levels represent a NASH population with more active disease, therefore representing an important target population for many NASH drug candidates. In ALTITUDE-NASH, the greatest magnitude of effects was observed with 225 mg rencofilstat (Table 4), and most frequent dose-dependencies were observed in subjects with baseline ProC3>37.5 ng/ml (Roche, Elecsys). Rencofilstat 225 mg, and often the 150 mg dose, led to greater improvements than with 75 mg rencofilstat for all the NASH biomarkers in this high-risk population as well as in the entire study population.

Table 4: Percent Change From Baseline in NASH Biomarkers in Subjects with ProC3 ≥ 37.5 ng/ml

	75 mg rencofilstat n=10	150 mg rencofilstat n=7	225 mg rencofilstat n=6
	%Change	%Change	%Change
ALT	-13.24*,***	-32.24*	-37.78*,**
AST	6.73*,****	-30.72****	-11.34*,**
ProC3	-3.39****	-17.05****	-16.23*,****
PIIINP	-1.22****	-7.36*,**	-21.48*,**
TIMP1	2.4	-6.69*	-4.77*
Hyaluronic acid	-4.56*,****	6.99*,**	-19.66*,**
ELF score	-0.95*,****	-1.64*,**	-5.31*,**

*Different from Baseline p < 0.001, Friedman ANOVA, **Different from 75 mg Dose p< 0.01,

***Different from 150 mg Dose, ****All Doses p < 0.001.

Primary Safety and Tolerability Endpoints Met with No Serious Adverse Events Attributed to Rencofilstat

Of the 70 subjects enrolled in the study, 67 completed all study procedures including 120 days oral dosing of rencofilstat with a 14-day routine safety follow up period. Rencofilstat was well tolerated, with no trends in adverse events or safety signals identified. There were no deaths or hepatic decompensation events recorded in the trial, and a total of five serious adverse events (SAEs) occurred with four unrelated to study drug (COVID-19, headache, fibula fracture, COPD) and a single SAE (biliary acute pancreatitis) classified as possibly related to study drug in a subject diagnosed with a pancreatic stone as the likely source for the pancreatitis. Other safety labs, EKGs, and physical exams did not reveal any safety signals or concerns over the course of the study.

Study Design and Objectives

ALTITUDE-NASH was designed as a Phase 2, multi-center, randomized, open label study. F3 NASH subjects were identified by having a baseline AGILE 3+ screening score of ≥0.53 or historical biopsy obtained within the preceding 6 months. The AGILE 3+ score is calculated using FibroScan fibrosis score, laboratory values (AST, ALT, platelets), and clinical parameters (age, sex, diabetes status). Subjects were randomized to one of three rencofilstat treatment groups receiving either 75 mg, 150 mg, or 225 mg soft gelatin capsules once daily for a period of 4 months. The HepQuant Shunt test was administered at baseline, Day 60, and Day 120 of treatment in addition to serum analyses for safety and efficacy markers at each study visit. End-of-study liver biopsies or other measures of structural extracellular matrix changes were not collected due to the relatively short duration of treatment. The objectives were to: investigate liver function and safety; confirm the positive results observed in the 28-day Phase 2a AMBITION clinical trial; and collect additional data to support Hepion’s AI-based precision medicine program (AI-POWR™) which will be used to optimize future studies and patient outcomes. This trial also serves as a bridge to Hepion’s current 12-month Phase 2b ASCEND-NASH liver biopsy-based trial.

The HepQuant SHUNT procedure was chosen as the primary endpoint in ALTITUDE-NASH based on its ability to quantify the severity of hepatic dysfunction and portal-systemic shunting. Currently under review by the U.S. Food and Drug Administration (“FDA”), the procedure measures clearance by the liver of administered doses of an isotopically labeled bile salt, cholate, which reflects an important physiologic function of the liver. The test is minimally invasive and is able to sensitively track changes in the degree of liver function impairment. This contrasts with liver biopsy results, which are obtained through a more invasive procedure and only documents liver pathology, not liver function. Further, according to Gregory T. Everson, MD, HepQuant’s Founder and Chief Executive Officer, “The results from HepQuant’s testing platform provide compelling evidence that those patients at the highest risk of complications are the ones that responded most consistently and robustly to treatment with rencofilstat.”

Stephen Harrison, MD, Chairman and Co-Founder of Summit Clinical Research and Chair of Hepion’s Scientific Advisory Board commented, “Use of the AGILE 3+ in screening allowed us to identify an advanced NASH population in ALTITUDE-NASH at a high risk for complications associated with the disease. Improvements in numerous NASH biomarkers in concert across this population not only affirms the positive results in this four-month study but also increases my confidence in positive outcomes in the larger and longer Phase 2b ASCEND-NASH biopsy trial which is currently recruiting well”.

Patrick Mayo, PhD, Hepion’s Senior Vice President, Clinical Pharmacology & Analytics added, “ALTITUDE-NASH represents a veritable data bonanza, providing us information on patient responsiveness to rencofilstat in a very advanced NASH population that will further enhance our AI-POWR™ platform, which should allow us to predict rencofilstat-responders a priori. This not only enhances and de-risks future studies, including potential Phase 3 trials, but will ultimately allow clinicians to provide rencofilstat to patients who they know will respond. Determining which patient is best-suited to receive rencofilstat could ultimately provide guidance to our eventual commercial strategy.”

Conference Call Details

Hepion is pleased to invite all interested parties to participate in a conference call at 8:30 a.m. ET today, during which the ALTITUDE-NASH topline results will be discussed. To participate in this conference call, please dial (800) 715-9871 (U.S.) or (646) 307-1963 (international), conference ID 9439742, approximately 10 minutes prior to the start time. The call will also be broadcast live and archived on the Company's website at www.hepionpharma.com under "Events" in the Investors section.

About Hepion Pharmaceuticals

The Company's lead drug candidate, rencofilstat, is a potent inhibitor of cyclophilins, which are involved in many disease processes. Rencofilstat has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental disease models and is currently in Phase 2 clinical development for the treatment of NASH. In November 2021, the U.S. Food and Drug Administration (“FDA”) granted Fast Track designation for rencofilstat for the treatment of NASH. That was followed in June 2022 by the FDA’s granting of Orphan Drug designation to rencofilstat for the treatment of HCC.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to rencofilstat, potentially shortening development timelines and increasing the observable differences between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing NASH clinical development program, Hepion intends to use the platform to identify additional potential indications for rencofilstat to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com